Exhibit 10.60

November 12, 2003

Gil Rossomando, President
Lindley Food Service Corporation
201 Wallace Street
New Haven, CT 06511

Dear Mr. Rossomando:

This letter serves as documentation for extension of the “Emergency Food Preparation Agreement” between the Suburban Boston Consortium of Elder Nutrition Programs and Host America Corporation / Lindley Food Service Corporation noted in the first term of the existing contract.

The term of this extension is from March 17th, 2004 through September 30, 2004.
All terms under the existing “Emergency Food Preparation Agreement” shall apply during the terms of this extension in addition to the following terms as agreed upon by both parties:

1.

At the end of each billing period, a $.10 credit for each meal ordered (regular congregate and HDM) will be applied to each agencies account  (MVES, SCES & Springwell) for the purpose of improving overall services, delivery, the addition of special meals and other non-traditional items.  The credit is not intended to reduce the net cost of the invoice but rather to purchase additional or upgraded menu or service items.  Use of this credit is not to exceed $5000.00 in any given month.

Any remaining credit due to the Consortium member agencies at the end of the contract on September 30, 2004 will be used to reduce the September 2004 bill, unless otherwise agreed to in writing by both parties.

2.

A choice menu will be added at no additional cost to the Consortium’s congregate meal sites.  This menu will include a second menu choice of soup, sandwich, salad and dessert from the standard menu currently in place.  The target time frame for beginning this is January 2004.

3.

One additional special menu item per month will be added to the standard current menu (i.e.: ice cream with cake).  This additional menu item is at no cost to the Consortium and not charged against any credits noted in #1 above. This special menu item program will begin as soon as both parties have signed this contract extension.

Host America Corporation                           Somerville-Cambridge Elder Services, Inc.
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Mystic Valley Elder Services, Inc.                           Springwell, Inc.
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